January 18, 2005

ChevronTexaco Corporation
6001 Bollinger Canyon Road
San Ramon, CA 94583

Re:	Registration Statement on Form S-8 (333-72672)

Ladies and Gentlemen:

     With reference to the Post-Effective Amendment No. 4 to Registration Statement on Form S-8 to be filed by ChevronTexaco Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, relating to shares of the Company’s common stock, par value $0.75 per share, issuable pursuant to the Texaco Inc. Stock Incentive Plan, the Texaco Inc. Director and Employee Deferral Plan, the Texaco Puerto Rico Inc. Retirement Savings Plan, the ChevronTexaco Corporation Employee Savings Investment Plan, the ChevronTexaco Corporation Long-Term Incentive Plan and the ChevronTexaco Corporation Deferred Compensation Plan for Management Employees (the “Plans”), it is our opinion that such shares, when sold in accordance with the Plans and applicable resolutions of the Board of Directors, will be legally issued, fully paid and nonassessable.

     The foregoing opinion is limited to the federal laws of the United States, the laws of the State of California, and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement on Form S-8.

Very truly yours, PILLSBURY WINTHROP LLP